Exhibit 1.1

NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF ISPAT INTERNATIONAL N.V.

Notice is hereby given of the extraordinary general meeting of shareholders (the “extraordinary meeting”) of Ispat International N.V. (“INV” or the “Company”) that will be held at 10:30 A.M. on December 15, 2004 at the Hilton Rotterdam, Weena 10, 3012 CM Rotterdam, The Netherlands.

The agenda for the extraordinary meeting, containing proposals made by INV’s board of directors, is as follows:

1.               Opening by the Chairman of INV’s board of directors.

2.               Proposal to approve the acquisition agreement, dated as of October 24, 2004, between INV and Richmond Investment Holdings Limited, and the transactions referred to therein.

3.               Proposal to appoint Ms. Vanisha Mittal Bhatia as a member of INV’s board of directors (Class A Managing Director) for a term commencing on the day following the extraordinary meeting and ending on the date of the Annual General Meeting of Shareholders to be held in 2008.

4.               Proposal to amend INV’s Articles of Association and to authorize each member of INV’s board of directors as well as each lawyer and paralegal practicing with NautaDutilh N.V. to implement the amendment of the Articles of Association.

5.               Proposal to grant the authority to INV’s board of directors for a period of 18 months (until June 14, 2006), to acquire INV class A common shares and class B common shares.

6.               Proposal to grant the authority to INV’s board of directors for a period of five years (until December 14, 2009) to issue and/or grant rights to subscribe for shares with respect to (i) all unissued INV class A common shares into which the authorized share capital is divided at the time the resolution to issue and /or grant rights to subscribe for shares is taken by INV’s board of directors and (ii) such number of INV class B common shares to be issued pursuant to the acquisition agreement.

7.               Proposal to grant the authority to INV’s board of directors for a period of five years (until December 14, 2009) to limit or exclude the pre-emptive rights in respect of issues of INV class A common shares.

8.               Questions / any other item with permission of the Chairman of INV’s board of directors.

9.               Closing.

Copies of the information sent to the holders of registered shares can be obtained free of charge by shareholders and others entitled to attend the extraordinary meeting and their representatives at the offices of the Company at 15th Floor, Hofplein 20, 3032 AC Rotterdam, The Netherlands, at Kas Bank, N.V., Spuistraat 172, 1012 VT Amsterdam, The Netherlands (Department Corporate Actions Domestic; telephone number +31 20 557 2604, fax number +31 20 557 6100) and at The Bank of New York, 101 Barclay Street, 22nd Floor West, New York, New York 10286, U.S.A. (offices of Mr. Brian Heston) from November 18, 2004 until the close of the extraordinary meeting.

Holders of bearer shares who wish to attend the extraordinary meeting or who wish to be represented at the extraordinary meeting are required to deposit their proof of ownership at Kas Bank, N.V., Spuistraat 172, 1012 VT Amsterdam, The Netherlands, no later than 5:00 P.M. (Dutch time) on December 8, 2004.  Holders of bearer shares who wish to be represented at the extraordinary meeting by proxy are furthermore required to deposit a written power of attorney no later than 5:00 P.M. (Dutch time) on December 8, 2004, at Kas Bank, N.V., Spuistraat 172, 1012 VT Amsterdam, The Netherlands.

A prospectus, together with a form of proxy, has been mailed to registered shareholders on or about November 18, 2004.  Registered shareholders wishing to exercise their shareholder rights, either in person or by proxy, are requested to complete, sign and send the proxy card, such that the proxy card will be received no later than 5:00

P.M. (New York time) on December 8, 2004 at the offices of The Bank of New York, 101 Barclay Street, 22nd Floor West, New York, New York 10286, U.S.A. (offices of Mr. Brian Heston).

Registered shareholders may only exercise their shareholders’ rights for those shares registered in their name on the day of the extraordinary meeting.

The Board of Directors

November 18, 2004

PROXY STATEMENT FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF ISPAT INTERNATIONAL N.V. TO BE HELD ON DECEMBER 15, 2004

This proxy statement and the accompanying Notice of Extraordinary General Meeting of Shareholders of Ispat International N.V. (“INV”) and agenda are being mailed to the holders of registered shares of INV on or about November 18, 2004, in connection with the solicitation by INV of proxies for use at the extraordinary general meeting of shareholders that will be held at 10:30 A.M. on December 15, 2004 at the Hilton Rotterdam, Weena 10, 3012 CM Rotterdam, The Netherlands, and at any adjournments thereof (the “extraordinary meeting”).

A prospectus is being mailed to registered shareholders and certain beneficial owners holding their interest through registered shareholders.

Under INV’s Articles of Association and the laws of The Netherlands, copies of the draft deed of amendment of INV’s Articles of Association, the proxy statement and the prospectus can be obtained free of charge by shareholders and other persons entitled to attend the extraordinary meeting at the offices of INV at 15th Floor, Hofplein 20, 3032 AC Rotterdam, The Netherlands, at Kas Bank N.V., Spuistraat 172, 1012 VT Amsterdam, The Netherlands (Department Corporate Actions Domestic) and at The Bank of New York, 101 Barclay Street, 22nd Floor West, New York, New York 10286, U.S.A. (offices of Mr. Brian Heston).

The entire cost of soliciting proxies of the extraordinary meeting will be borne by INV, including expenses in connection with preparing and mailing proxy solicitation materials.  INV will also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy solicitation materials to the beneficial owners of shares traded on the New York Stock Exchange, which are registered in a register kept by or on behalf of INV by its New York transfer agent.  INV is not subject to the proxy solicitation rules contained in Regulation 14A under the U.S. Securities Exchange Act of 1934, as amended.

PROCEDURES FOR ATTENDING THE EXTRAORDINARY MEETING AND FOR VOTING IN PERSON OR BY PROXY

In order to attend, address and vote at the extraordinary meeting, registered shareholders are requested to advise INV in writing, in accordance with the procedures stated in the Notice of Extraordinary General Meeting of Shareholders of INV, of their intention to attend the extraordinary meeting.  Under the laws of The Netherlands and INV’s Articles of Association, registered shareholders may exercise their shareholder rights only for those shares registered in their name on the day of the extraordinary meeting.

All items set forth in the agenda, including the proposals to be considered by the shareholders, were proposed and approved by INV’s board of directors.

As at October 25, 2004, there were 54,850,000 INV class A common shares and 72,150,000 INV class B common shares issued, of which 9,389,566 class A common shares were held in treasury.  The shares held by INV will not be voted at the extraordinary meeting.  A holder of INV class A common shares may cast one vote per share and a holder of INV class B common shares may cast 10 votes per share at the extraordinary meeting.  No quorum requirement applies at the extraordinary meeting, other than with respect to agenda Item Seven, in respect of which, where less than half of the issued share capital is present or represented at the extraordinary meeting, excluding shares held by INV, a majority of at least two-thirds of the votes cast is required.  The other proposals made by INV’s board of directors shall be validly adopted upon the approval of an absolute majority of the votes cast at the extraordinary meeting.

Shares cannot be voted at the extraordinary meeting unless the registered shareholder is present in person or is represented by a written proxy.  For those registered shareholders who are unable to attend the extraordinary meeting in person, the enclosed proxy card naming The Bank of New York as proxy holder, with full power of substitution, is a means by which such registered shareholders may authorize the voting of their shares at the extraordinary meeting.  If the proxy in the enclosed form is duly executed and returned, all shares represented thereby in accordance with the procedure specified in the Notice of Extraordinary General Meeting of Shareholders of INV will be voted, and, where specification is made by the holder of shares on the form of proxy, will be voted by the proxy holders in accordance with such specification.  If no specification is made in the proxy, the proxy will be voted by the proxy holders “FOR” Items Two, Three, Four, Five, Six and Seven.

In the event a registered shareholder wishes to use any other form of proxy, such proxy shall be voted in accordance with the specification given therein.  Such shareholder is requested to notify INV no later than 5:00 P.M. (New York time) on December 8, 2004, of such shareholder’s intention to be represented at the extraordinary meeting and to exercise shareholder rights.  The shares for which the proxy is given must be registered in the name of the shareholder on the date of the extraordinary meeting.  The proxy holder shall present the duly executed proxy to obtain admission to the extraordinary meeting and exercise the shareholder rights represented by such proxy.

Any holder of registered shares who has executed and delivered a proxy and who subsequently wishes to revoke such proxy may do so by (i) delivering a subsequently dated proxy or by giving written notice of revocation, which in each case is requested to be received by the Bank of New York, 101 Barclay Street, 22nd Floor West, New York, New York 10286, U.S.A. (offices of Mr. Brian Heston) no later than 5:00 P.M. (New York time) on December 8, 2004, or (ii) attending the extraordinary meeting and voting in person by ballot.

AGENDA ITEM TWO:

PROPOSAL TO APPROVE THE ACQUISITION AGREEMENT, DATED AS OF OCTOBER 24, 2004, BETWEEN INV AND RICHMOND INVESTMENT HOLDINGS LIMITED (“RICHMOND HOLDINGS”) AND THE TRANSACTIONS REFERRED TO THEREIN

INV’s board of directors proposes that INV acquire LNM Holdings N.V. (“LNM Holdings”) pursuant to an acquisition agreement between INV and Richmond Holdings, a company organized under the laws of the British Virgin Islands.  Assuming the acquisition agreement and the transactions referred to therein are approved and the related resolutions are passed by the shareholders of INV at the extraordinary meeting and the other closing conditions under the acquisition agreement are satisfied or waived, INV will acquire all the LNM Holdings common shares and LNM Holdings will become a wholly owned subsidiary of INV.  Upon completion of the acquisition, Richmond Holdings, or such other person as Richmond Holdings shall direct (the “Transferee”), will receive 0.27931958 type I registered class A common shares and 0.77068042 registered class B common shares of INV, subject to the limitations described in the prospectus, for each LNM Holdings common share.  We advise you to carefully review the acquisition agreement, which can be obtained free of charge by shareholders and other persons entitled to attend the extraordinary meeting at the offices of INV at 15th Floor, Hofplein 20, 3032 AC Rotterdam, The Netherlands, at Kas Bank N.V., Spuistraat 172, 1012 VT Amsterdam, The Netherlands (Department Corporate Actions Domestic) and at The Bank of New York, 101 Barclay Street, 22nd Floor West, New York, New York 10286, U.S.A. (offices of Mr. Brian Heston), and is attached to the prospectus as Annex A.

While the acquisition agreement was being negotiated, Mr. Lakshmi N. Mittal was Chairman of the board of directors of both INV and LNM Holdings.  In addition, Mr. and Mrs. Lakshmi N. Mittal and the members of their immediate family—our controlling shareholder—owned directly and through a holding company (i) 500,000,000 LNM Holdings common shares (100% of the issued and outstanding class) and (ii) 26,169,500 class A common shares (57.57% of the issued and outstanding class (save for class A common shares held in treasury)) and 72,150,000 class B common shares (100% of the issued and outstanding class) in the capital of INV.  As a result of its ultimate beneficial ownership of common shares in the capital of INV, our controlling shareholder holds 97.485% of the voting interest in INV, allowing it to determine the outcome of this extraordinary meeting.

In light of the potential conflict of interest, INV’s board of directors formed a special committee of independent directors (the “Special Committee”).  The Special Committee negotiated the terms of the acquisition agreement on behalf of INV’s board of directors.  The Special Committee independently selected and retained legal, financial and accounting advisors to assist it in its deliberations.  The Special Committee unanimously approved the acquisition agreement and unanimously recommended that it be approved by INV’s board of directors.

INV’s board of directors, except for Messrs. Lakshmi N. Mittal and Aditya Mittal who did not participate in light of the potential conflict of interest, acting on the unanimous recommendation of the Special Committee, has approved the acquisition agreement and the transactions referred to therein, and recommends a vote

“FOR” Item Two, including the approval of the acquisition agreement and the transactions referred to therein.

AGENDA ITEM THREE:

APPOINTMENT OF MS. VANISHA MITTAL BHATIA AS A MEMBER OF INV’S BOARD OF DIRECTORS (CLASS A MANAGING DIRECTOR) FOR A TERM COMMENCING ON THE DAY FOLLOWING THE EXTRAORDINARY MEETING AND ENDING ON THE DATE OF THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD IN 2008

Article 18.1 of INV’s Articles of Association provides that INV’s board of directors shall consist of five or more class A, class B and class C directors (and composed at all times by one class A director and at least two class C directors) with such titles as INV’s board of directors may from time to time determine.  Article 18.2 stipulates that the members of INV’s board of directors are appointed by the shareholders at a general meeting.

Pursuant to Article 18.4 of INV’s Articles of Association, each time a member of INV’s board of directors is to be appointed, the meeting of holders of class B common shares may make a binding nomination, such that for each appointment a choice can be made from at least two persons.  The meeting of holders of class B common shares has not made such binding nomination, but has proposed to appoint Ms. Vanisha Mittal Bhatia as a member of INV’s board of directors (Class A Managing Director), to serve until the Annual General Meeting of Shareholders to be held in 2008.  Pursuant to Article 31.1 of INV’s Articles of Association, the appointment of Ms. Vanisha Mittal Bhatia, on the non-binding nomination made by the meeting of holders of INV class B common shares, shall be validly adopted by a simple majority of the votes cast in favor of such proposal.

Ms. Vanisha Mittal Bhatia

Ms. Vanisha Mittal Bhatia was appointed as a member of the LNM Holdings Board of Directors in June 2004.  She has a Bachelor of Arts degree in Business Administration from the European Business School.  She has completed corporate internships at Ispat Shipping Limited, Ispat Hamburger Stahlwerke GmbH and with an internet based venture capital fund.  She is the daughter of Mr. Lakshmi N. Mittal.  Mr. Mittal abstained from participating in the meeting of the board of directors on this agenda item.

INV’s board of directors, except for Mr. Lakshmi N. Mittal who did not participate, on the recommendation of INV’s Nomination Committee, recommends a vote “FOR” Item Three.

AGENDA ITEM FOUR:

AMENDMENT OF INV’S ARTICLES OF ASSOCIATION AND TO AUTHORIZE EACH MEMBER OF INV’S BOARD OF DIRECTORS AS WELL AS EACH LAWYER AND PARALEGAL PRACTICING WITH NAUTADUTILH N.V. TO IMPLEMENT THE AMENDMENT OF THE ARTICLES OF ASSOCIATION

In order to issue to Richmond Holdings or the Transferee 0.27931958 type I registered class A common shares and 0.77068042 registered class B common shares of INV for each LNM Holdings common share, the authorized share capital as included in Article 3.1 of INV’s Articles of Association needs to be increased.  Furthermore, it is proposed that the name of INV be changed to Mittal Steel Company N.V.  Therefore, INV’s board of directors proposes to amend INV’s Articles of Association by changing Article 1.1 and Article 3.1 of INV’s Articles of Association as described below.

The full text of the proposed amendment has been made available to shareholders in accordance with the requirements of Article 41.1 (b) of INV’s Articles of Association.

The proposed amendment includes:

The name of INV as included in Article 1.1 of the current Articles of Association of INV shall be changed to:  Mittal Steel Company N.V.

Article 3.1 of the current Articles of Association of INV includes an authorized capital of INV amounting to €12,215,000, divided into 500,000,000 class A common shares of €0.01 each and 72,150,000 class B common shares of €0.10 each.  It is proposed that the authorized capital of INV shall amount to €122,150,000, divided into 5,000,000,000 class A common shares of €0.01 each and 721,500,000 class B common shares of €0.10 each.

It is furthermore proposed to authorize each member of INV’s board of directors as well as each lawyer and paralegal practicing with NautaDutilh N.V. to apply for the required ministerial declaration of no-objection on the draft deed of amendment of INV’s Articles of Association, to amend such draft as may appear necessary, and to obtain such declaration of no-objection, as well as to execute the notarial deed of amendment of INV’s Articles of Association.

INV’s board of directors recommends a vote “FOR” Item Four.

AGENDA ITEM FIVE:

GRANTING OF THE AUTHORITY TO INV’S BOARD OF DIRECTORS FOR A PERIOD OF 18 MONTHS (UNTIL JUNE 14, 2006) TO ACQUIRE CLASS A COMMON SHARES AND TO ACQUIRE CLASS B COMMON SHARES.

Under the laws of The Netherlands and Article 6.1 of INV’s Articles of Association, INV and its subsidiaries may, subject to certain Dutch statutory provisions, repurchase for value (om baat) up to one-tenth of INV’s issued share capital.  Any such purchases are subject to approval of the authorization by the general meeting of shareholders of INV, which authorization may not continue for more than 18 months.  At the last Annual Meeting, the shareholders authorized INV’s board of directors to repurchase class A common shares up to 10% of the issued share capital of INV for 18 months from May 5, 2004.  Such 18-month period will expire on November 4, 2005.

It is proposed to authorize INV’s board of directors, with effect from the date of the extraordinary meeting held, to cause INV to acquire shares in its own share capital for value, subject to the restrictions applicable under the laws of The Netherlands, for a period of 18 months (ending on June 14, 2006), to the extent it concerns class A common shares, for a purchase price per class A common share to be paid in cash, of no more than the higher of either U.S.$26.00 and 125% of the price on the New York Stock Exchange or Euronext Amsterdam N.V. and no less than the nominal value of the share at the time of repurchase, or, to the extent it concerns class B common shares, for a purchase price per INV class B common share to be paid in cash, of no more than U.S.$26.00 and no less than the nominal value of the share at the time of repurchase.  The price on the New York Stock Exchange or Euronext Amsterdam N.V. will be the higher of:  (a) the average of the final listing price per class A common share according to the Official Price List (Officiële Prijscourant) of Euronext Amsterdam N.V. during 30 consecutive days on which Euronext Amsterdam N.V. is open for trading preceding the three trading days prior to the date of repurchase, and (b) the average of the closing price per class A common share on the New York Stock Exchange during 30 consecutive days on which the New York Stock Exchange is open for trading preceding the three trading days prior to the date of repurchase.

INV’s board of directors recommends a vote “FOR” Item Five.

AGENDA ITEM SIX:

GRANTING OF THE AUTHORITY TO INV’S BOARD OF DIRECTORS FOR A PERIOD OF FIVE YEARS (UNTIL DECEMBER 14, 2009) TO ISSUE AND/OR GRANT RIGHTS TO SUBSCRIBE FOR SHARES WITH RESPECT TO (i) ALL UNISSUED CLASS A COMMON SHARES INTO WHICH THE AUTHORIZED SHARE CAPITAL IS DIVIDED AT THE TIME THE RESOLUTION TO ISSUE AND/OR GRANT RIGHTS TO SUBSCRIBE FOR SHARES IS TAKEN BY INV’S BOARD OF DIRECTORS AND (ii) SUCH NUMBER OF CLASS B COMMON SHARES TO BE ISSUED PURSUANT TO THE ACQUISITION AGREEMENT.

Pursuant to Article 4.1 of INV’s Articles of Association, the general meeting of shareholders can designate INV’s board of directors as the authorized corporate body for the purpose of resolving upon the issuance of shares and to determine the price and further conditions of such share issuance.  Such a designation shall only be valid for a specific period of no more than five years and may from time to time be extended for a period of not more than five years.  Given the increase of the authorized share capital pursuant to the deed of amendment of INV’s Articles of Association, it is proposed to grant the authority to INV’s board of directors for a period of five years (ending on December 14, 2009) to issue and/or grant rights to subscribe for shares with respect to all unissued INV class A common shares into which the authorized share capital is divided at the time the resolution to issue and/or grant rights to subscribe for shares is taken by INV’s board of directors and such number of class B common shares to be issued pursuant to the acquisition agreement.

INV’s board of directors recommends a vote “FOR” Item Six.

AGENDA ITEM SEVEN:

GRANTING OF THE AUTHORITY TO INV’S BOARD OF DIRECTORS FOR A PERIOD OF FIVE YEARS (UNTIL DECEMBER 14, 2009) TO LIMIT OR EXCLUDE THE PRE-EMPTIVE RIGHTS IN RESPECT OF ISSUES OF CLASS A COMMON SHARES.

Pursuant to Article 5.3 of INV’s Articles of Association, the general meeting of shareholders is permitted to designate INV’s board of directors as the authorized corporate body to limit or exclude any pre-emptive rights relating to the issuance of shares in the capital of INV.  Such a designation shall only be valid for a specific period of no more than five years and may from time to time be extended for a period of not more than five years.

Given the increase of the authorized share capital pursuant to the revised Articles of Association of INV, it is proposed to grant the authority to INV’s board of directors for a period of five years (until December 14, 2009) to limit or exclude the pre-emptive rights in respect of issues of INV class A common shares.

INV’s Board of Directors Recommends a Vote “FOR” Item Seven.

Please sign, date and return the accompanying proxy card at your earliest convenience.

The Board of Directors

November 18, 2004

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY MEETING AND THE
PROPOSED ACQUISITION

The following questions and answers address briefly some questions you may have regarding the extraordinary meeting and the proposed acquisition.  These questions and answers may not address all questions that may be important to you as a shareholder of INV.  Please refer to the more detailed information contained in the prospectus, the annexes to the prospectus and the documents referred to, or incorporated by reference in, the prospectus.

Q:                                   What is the proposed transaction?

A:                                   The proposed transaction is the acquisition of LNM Holdings.  Assuming the acquisition agreement and the transactions referred to therein are approved and the related resolutions are passed by our shareholders at the extraordinary meeting and the other closing conditions under the acquisition agreement are satisfied or waived, we will acquire all the LNM Holdings common shares and LNM Holdings will become a wholly owned subsidiary of INV.

Q:                                   What will the shareholder of LNM Holdings receive in the acquisition?

A:                                   Upon completion of the acquisition, Richmond Holdings or the Transferee will receive 0.27931958 type I registered class A common shares and 0.77068042 registered class B common shares of INV, subject to the limitations described in the prospectus, for each LNM Holdings common share, or, in the aggregate, 139,659,790 INV class A common shares and 385,340,210 INV class B common shares.

Q:                                   Why is INV proposing the transaction?

A:                                   INV’s board of directors believes that the acquisition of LNM Holdings will, among other things, expand our global scale and presence, give INV increased access to markets, enhance our access to financing, increase vertical integration, improve procurement capability and eliminate certain potential conflicts of interest.

Q:                                   When do you expect to complete the transaction?

A:                                   We are working toward completing the acquisition as quickly as possible, and we anticipate that it will be completed before the end of this year.  In order to complete the acquisition, we must obtain shareholder approval and satisfy the other closing conditions under the acquisition agreement.

Q:                                   What are the significant conditions to closing?

A:                                   The obligations of INV and Richmond Holdings to complete the acquisition are subject to the satisfaction or waiver of a number of conditions, including, among others, (i) the approval of the acquisition agreement and the transactions referred to therein by the requisite affirmative vote of the shareholders of INV in accordance with Section 2:107A of the Dutch Civil Code and our Articles of Association and the passing of related resolutions and (ii) the provisional admission to listing on the Official Segment of the stock market of Euronext Amsterdam and the approval for listing on the New York Stock Exchange of the INV class A common shares to be issued to Richmond Holdings or the Transferee under the acquisition agreement, subject only to official notice of issuance.

Q:                                   What vote is required to approve the acquisition agreement?

A:                                   The approval of the acquisition agreement requires the affirmative vote of the majority of the votes cast at the extraordinary meeting.  As of the date of the prospectus, our controlling shareholder owned directly and through a holding company 26,169,500 INV class A common shares (57.57% of the issued and outstanding class (save for class A common shares held in treasury)) and 72,150,000 INV class B common shares (100% of the issued and outstanding class).  As a result of its ultimate ownership of INV common shares, our controlling shareholder holds 97.485% of the voting interest in INV, allowing it to determine the outcome of INV’s extraordinary meeting.

Q:                                   How does INV’s board of directors recommend that I vote?

A:                                   INV’s board of directors, acting on the unanimous recommendation of a special committee of independent directors (the “Special Committee”), recommends that shareholders of INV vote “FOR” the approval of the acquisition agreement and the transactions referred to therein.  You should read “Our Reasons for the Transaction” for a discussion of the factors that INV’s board of directors considered in deciding to recommend the approval of the acquisition agreement and the transactions referred to therein.

Q:                                   Why was there a Special Committee?

INV’s board of directors formed the Special Committee to independently represent the interests of INV’s minority shareholders in evaluating and negotiating the purchase of all the LNM Holdings common shares in light of the fact that LNM Holdings is ultimately owned by Mr. and Mrs. Lakshmi N. Mittal and the members of their immediate family—our controlling shareholder—who also own a 83.60% economic interest and a 97.485% voting interest in INV.  The Special Committee is composed of three independent directors, Mr. Muni Krishna T. Reddy, Ambassador Andrés Rozental and Mr. René Lopez.  The Special Committee independently selected and retained legal, financial and accounting advisors to assist it in its deliberations.

Q:                                   Who is entitled to vote?

A:                                   Only the holders of our registered common shares outstanding on the day of the extraordinary meeting and the holders of our bearer shares who deposit proof of ownership no later than 5:00 P.M. (Dutch time) on December 8, 2004, or in either case their duly appointed proxies, are entitled to vote at the extraordinary meeting.  In order to attend the extraordinary meeting, holders of bearer shares are required to deposit proof of ownership no later than 5:00 P.M. (Dutch time) on December 8, 2004, and registered shareholders are requested to give written notice to INV of their intention to attend the extraordinary meeting no later than 5:00 P.M. (Dutch time) on December 8, 2004.

Q:                                   What do I need to do now if I hold registered shares?

A:                                   We urge you to read the prospectus carefully, including its annexes, and to consider how the acquisition affects you.  If you wish to exercise your shareholder rights, either in person or by proxy, you are requested to complete, sign and send the proxy card by 5:00 P.M. (New York time) on December 8, 2004, to the office of the Bank of New York 101 Barclay Street, 22nd Floor West, New York, NY 10286, U.S.A. (offices of Mr. Brian Heston).

Q:                                   What do I need to do now if I hold bearer shares?

A:                                   We urge you to read the prospectus carefully, including its annexes, and to consider how the acquisition affects you.  If you wish to attend the extraordinary meeting or you wish to be represented at the extraordinary meeting, you are required to deposit proof of ownership no later than 5:00 P.M. (Dutch time) on December 8, 2004 at Kas Bank N.V., Spuistraat 172, 1012 VT Amsterdam, The Netherlands (Department Corporate Actions Domestic).  In addition, if you wish to be represented at the extraordinary meeting by proxy, you are required to deposit a written power of attorney no later than 5:00 P.M. (Dutch time) on December 8, 2004, at Kas Bank N.V., Spuistraat 172, 1012 VT Amsterdam, The Netherlands (Department Corporate Actions Domestic).

Q:                                   What if I am entitled to INV share options under an INV share option scheme?

A:                                   The acquisition of LNM Holdings by INV has a minimal effect on the rights of INV option holders.

Q:                                   What happens if I do not vote?

A:                                   Because the approval of the acquisition agreement requires the affirmative vote of the majority of the votes cast at the extraordinary meeting, your failure to vote, including a broker non-vote or an abstention, will not be treated as a vote cast and, therefore, will have no effect on the proposal to approve the acquisition agreement.  However, Ispat International

Investments, S.L., Sociedad Unipersonal, a company that our controlling shareholder owns, has entered into a voting agreement to vote all of its common shares for approval of the acquisition agreement.  As of the date of the prospectus, Ispat International Investments, S.L., Sociedad Unipersonal was the owner of 26,100,000 INV class A common shares and 72,150,000 INV class B common shares, giving it control of 97.476% of the voting interest in INV.  As a result, approval of the acquisition agreement at the extraordinary meeting is assured.

Q:                                   If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:                                   Yes, but only if you provide instructions to your broker on how to vote.  You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.  Without those instructions, your shares will not be voted.

Q:                                   Can I change my vote after I have mailed my proxy card?

A:                                   Yes.  You can change your vote at any time before your proxy is voted at the extraordinary meeting.  You may revoke your proxy by either (i) delivering a subsequently dated proxy or by giving written notice of revocation, which is requested to be received by the Bank of New York, 101 Barclay Street, 22nd Floor West, New York, New York 10286, U.S.A. (offices of Mr. Brian Heston) no later than 5:00 P.M. (New York time) on December 8, 2004, or (ii) attending the extraordinary meeting and voting in person by ballot.  However, simply attending the extraordinary meeting will not revoke your proxy.  If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q.                                    Am I entitled to exercise any dissenters’ or appraisal rights in connection with the acquisition?

A:                                   No, holders of INV common shares are not entitled to dissenters’ or appraisal rights.

Q.                                    Am I entitled to any pre-emptive rights in connection with the acquisition?

A:                                   No, pursuant to INV’s Articles of Association, shareholders are not entitled to any pre-emptive rights related to the issuance of INV common shares against a contribution in kind (being the LNM Holdings common shares).

Q.                                    Am I entitled to vote on the issuance of common shares to LNM Holdings?

A:                                   No, following the extraordinary meeting, INV’s board of directors will, assuming that the relevant resolution is approved by shareholders, be delegated the authority to issue and/or grant rights to subscribe for common shares with respect to (i) all unissued INV class A common shares into which the authorized share capital is divided at the time the resolution to issue and /or grant rights to subscribe for shares is taken by INV’s board of directors and (ii) such number of INV class B common shares to be issued pursuant to the acquisition agreement.

Q.                                    What does the amendment of INV’s Articles of Association entail?

A:                                   The proposed amendment of INV’s Articles of Association will (i) increase the authorized share capital of INV from €12,215,000 divided into 500,000,000 class A common shares and 72,150,000 class B common shares to €122,150,000, divided into 5,000,000,000 class A common shares and 721,500,000 class B common shares and (ii) change the name of INV to Mittal Steel Company N.V.

Q.                                    Where and when is the extraordinary meeting?

A:                                   The extraordinary meeting will be held at 10:30 A.M. on December 15, 2004 at the Hilton Rotterdam, Weena 10, 3012 CM Rotterdam, The Netherlands.